Exhibit 10.84

THE PROGRESSIVE CORPORATION
DIRECTOR COMPENSATION

2015-2016 Compensation
Lead Independent Director	$25,000 additional
Audit Committee Chair	$280,000
Audit Committee Member	$255,000
Compensation Committee Chair	$275,000
Compensation Committee Member	$250,000
Investment Committee Chair	$275,000
Investment Committee Member	$250,000
Additional Committee Chair*	$20,000 additional
Additional Committee Member*	$15,000 additional

*Excludes Executive Committee